Exhibit 3.2.3

Amendment No. 3 to the

Restated Bylaws of

Western Sizzlin Corporation

The following amendment and restatement of Sections 2.01(a), 6.01 and 6.03 of the Restated Bylaws of Western Sizzlin Corporation was adopted by the unanimous written consent of the Board of Directors effective January 24, 2008, to read as follows:

Section 2.01  Annual Meeting.

(a)                               Date, Time and Place.  An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of other such business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix, which date shall be within thirteen (13) months of the last annual meeting of stockholders.  If the election of directors shall not be held on the day designated for the annual meeting of the stockholders, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of the stockholders to be called as soon thereafter as practical.

Section 6.01 Shares of Stock.  The shares of capital stock of the Corporation shall be represented by a certificate, unless and until the Board of Directors of the Corporation adopts a resolution permitting shares to be uncertificated.  Notwithstanding the adoption of any such resolution providing for uncertificated shares, every holder of capital stock of the Corporation theretofore represented by certificates and, upon request, every holder of uncertificated shares, shall be entitled to have a certificate for shares of capital stock of the Corporation signed by, or in the name of the Corporation by, (a) the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President or any Executive Vice President, and (b) the Chief Financial Officer, the Secretary or an Assistant Secretary, certifying the number of shares owned by such stockholder in the Corporation.

Section 6.03 Transfers.  Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these by-laws.  Transfers of stock shall be made on the books of the Corporation, and in the case of certificates shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefore, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement.  With respect to certificated shares of stock, every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof.  No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Dated as of January 24, 2008.

/s/ Robyn B. Mabe
Robyn B. Mabe, Secretary